Exhibit 10

SUPPLEMENTAL LETTER

Date: 27 December, 2007

To:	(1)	Hutchison Telecommunications Investment Holdings Limited (“HTIHL”)
	(2)	Hutchison Whampoa Limited (“HWL”)

Dear Sirs,

Re: Hutchison Telecommunications International Limited (“HTIL”)

We refer to the agreement dated 4 December 2007 (the “Sale and Purchase Agreement”) and entered into amongst HTIHL, HWL, Orascom Telecom Holding S.A.E. and Orascom Telecom Eurasia Limited relating to the sale and purchase of 441,026,028 ordinary shares of nominal value HK$0.25 each in the issued share capital of HTIL. Terms used in this Letter shall have the same meanings as defined or ascribed thereto in the Sale and Purchase Agreement.

Under Clause 1.1 of the Sale and Purchase Agreement, “Closing Date” is defined to mean “4 January 2008 or such earlier date as the parties hereto may agree in writing”. We hereby write to request that you agree to Closing occurring on an earlier date, i.e. 3 January 2008. All other terms and conditions of the Sale and Purchase Agreement remain in full force and effect and unaffected by this letter agreement.

Please would you indicate your agreement to the above by signing and returning to us the duplicate of this Letter, which will form and constitute, and is to be construed as, part of the Sale and Purchase Agreement.

Yours faithfully

For and on behalf of		For and on behalf of

Orascom Telecom Eurasia Limited		Orascom Telecom Holding S.A.E.

	/s/ Naguib Sawiris		/s/ Naguib Sawiris
Name:	Naguib Sawiris	Name:	Naguib Sawiris
Title:	Director	Title:	Chairman and CEO

Confimed and agreed:

For and on behalf of		For and on behalf of

Hutchison Telecommunications		Hutchison Whampoa Limited

Investment Holdings Limited

	/s/ Susan Chow		/s/ Susan Chow
Name:	Susan Chow	Name:	Susan Chow
Title:	Director	Title:	Deputy Group Managing Director